EXHIBIT 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2006 Financial Results

NASSAU, THE BAHAMAS, July 26, 2006 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2006. Included in our 2006 second quarter results are the post acquisition results of operations of Utah College of Massage Therapy ("UCMT"), a post secondary massage therapy school, and an entity affiliated with UCMT that offers spa products, equipment and services to UCMT students and others. We acquired UCMT and that other entity on April 3, 2006.

Steiner Leisure's revenues for the second quarter ended June 30, 2006 rose 19.9% to $117.2 million from $97.8 million during the comparable quarter in 2005. Income from continuing operations, before discontinued operations for the second quarter, was $10.8 million compared with $9.6 million for the same quarter in 2005.

Earnings per share before discontinued operations for the second quarter ended June 30, 2006 was $0.61 per share, compared with $0.53 per share for the comparable quarter in 2005. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2006 rose 15.2% to $221.8 million from $192.5 million during the comparable six months in 2005. Income from continuing operations, before discontinued operations for the six months ended June 30, 2006 was $21.4 million compared with $18.7 million for the same six months in 2005.

Earnings per share before discontinued operations for the six months ended June 30, 2006 was $1.20 per share compared with $1.01 per share for the comparable six months in 2005. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "Our second quarter performance was in line with our expectations. Despite the annual repositioning of certain ships to Alaska and the Mediterranean during this quarter, our execution in our maritime business remained strong."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 124 cruise ships, and in 58 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis® as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities..

The Company will be holding a conference call at 11:00 am (EST) on Thursday, July 27, 2006. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, July 27, 2006 (approximately 3 hours after the call takes place) until Thursday, August 3, 2006 at 12:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 2933467.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006(1)	2005	2006(1)	2005
Revenues:
Services	$79,871	$65,169	$150,817	$130,495
Products	37,355	32,603	70,958	62,021
Total revenues	117,226	97,772	221,775	192,516

Cost of Sales:
Cost of services	63,427	51,917	119,930	103,209
Cost of products	27,631	24,786	52,008	47,141
Total cost of sales	91,058	76,703	171,938	150,350
Gross profit	26,168	21,069	49,837	42,166

Operating Expenses:
Administrative	6,393	5,045	12,188	10,675
Salary and payroll taxes	8,402	5,647	15,757	11,342
Total operating expenses	14,795	10,692	27,945	22,017
Income from continuing operations	11,373	10,377	21,892	20,149

Other Income (Expense):
Interest expense	(73)	(62)	(85)	(113)
Other income	344	62	1,269	210
Total other income (expense)	271	--	1,184	97

Income from continuing operations before provision for income taxes and discontinued operations	11,644	10,377	23,076	20,246

Provision for income taxes	865	813	1,716	1,586

Income from continuing operations before discontinued operations	10,779	9,564	21,360	18,660

Income (loss) from discontinued operations, net of taxes	--	(3)	225	(17)

Net income	$10,779	$9,561	$21,585	$18,643

Income (loss) per share-Basic:
Income before discontinued operations	$0.62	$0.55	$1.23	$1.06
Income (loss) from discontinued operations	--	--	0.01	--
	$0.62	$0.55	$1.24	$1.06

Income (loss) per share-Diluted:
Income before discontinued operations	$0.61	$0.53	$1.20	$1.01
Income (loss) from discontinued operations	--	--	0.01	--
	$0.61	$0.53	$1.21	$1.01

Weighted average shares outstanding:
Basic	17,329	17,312	17,350	17,653
Diluted	17,774	18,087	17,866	18,491

Notes:

(1) Includes post acquisition results of UCMT and its affiliate which were acquired on April 3, 2006.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Average number of ships served[1]:	119	115	118	115
Spa	86	82	85	82
Non-Spa	33	33	33	33

Average total number of staff on ships served:	1,771	1,646	1,733	1,632
Spa	1,543	1,412	1,504	1,397
Non-Spa	228	234	229	235

Revenue per staff per day[2]:	$468	$448	$464	$447
Spa	$491	$471	$487	$473
Non-Spa	$308	$314	$310	$300

Average weekly revenues:	$48,549	$44,962	$47,853	$44,422
Spa	$61,391	$56,662	$60,694	$56,460
Non-Spa	$14,924	$15,706	$15,022	$14,832

Average number of land-based spas served [3]	56	49	56	48

Average weekly land-based spas revenues	$26,608	$26,785	$27,072	$27,578

Total schools revenues[4,5]	$11,052,000	$4,239,000	$16,160,000	$8,665,000

Total wholesale and retail product revenues	$11,534,000	$9,428,000	$21,093,000	$17,352,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and,   accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $126,000 and $151,000 for the three months ended June 30, 2006 and 2005, respectively, and $295,000 and $368,000 for the six months ended June 30, 2006 and 2005, respectively, relating to the Steiner training school near London, England.

5 Includes post acquisition results of UCMT and its affiliate which were acquired on April 3, 2006.